EXHIBIT 10.3

Intellectual Property Transfer and License Agreement

THIS INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT (the "Agreement") is made as of March 31, 2008 (the "Effective Date"), by and between KRONOS ADVANCED TECHNOLOGIES, INC., a Nevada corporation with a principal address at 464 Common Street, Suite 301, Belmont, MA 98052 ("Kronos") and TESSERA TECHNOLOGIES, INC., a Delaware corporation having a principal address at 3099 Orchard Drive, San Jose, CA 95134 ("Tessera").

1.	DEFINITIONS

1.1            "Additional Patent Rights" means the Patent Rights listed on Exhibit B.

1.2            "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Tessera or Kronos. For this purpose, "control" will mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. An entity shall be deemed an Affiliate only for so long as such control exists.

1.3            "Change of Control" means as used with respect to any either party, shall mean a change in the possession, directly or indirectly, of the power, either to (i) vote 50% or more of the securities having ordinary voting power with respect to such party; or (ii) determine the majority of the board of directors of such party; or (iii) direct or cause the direction of the management policies of such party, whether through ownership of voting securities or by contract or otherwise.

1.4            "Confidential Information" shall mean any information disclosed by one party to the other in connection with this Agreement, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is marked or identified at the time of disclosure as "Confidential" or "Proprietary" or in some other manner so as to clearly indicate its confidential nature. In order to be treated as "Confidential Information," information that is disclosed orally must be identified at the time of disclosure or promptly thereafter as confidential or proprietary.

1.5            "Development Program" means the joint development program agreed upon by the parties to further develop the Technology in the Field in accordance with that certain Joint Development Agreement between the parties of even date herewith.

1.6            "Field" means the field of ionic micro-cooling of integrated circuit devices or discrete electrical components.

1.7            "Licensed Technology" means the Patent Rights owned by Kronos that are not included in the Transferred Technology but that have application in the Field, including the Additional Patent Rights, as well as all Technology owned or controlled by Kronos that has application in the Field.

1.8           "Patent Rights shall mean all rights in and to U.S. and foreign patents and patent applications claiming any inventions or discoveries made, developed, conceived, or reduced to practice, including all divisions, substitutions, continuations, continuations-in-part, and any reissues, re-examinations and extensions thereof.

1.9           "Program Technology" means all Technology and related Patent Rights and other intellectual property rights other than trademark rights first created or reduced to practice by either party under the Development Program and all Technology and related intellectual property rights applicable to the field of electrostatic fluid accelerators first created or reduced to practice by either party during the term of the Joint Development Agreement.

1.10           "Technology" whether in electronic, written or other media, means designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, formulae, software, databases, lab notebooks, specifications, current best method of assembly, tooling specifications, design methods and techniques, proprietary software, process data, yields, reliability data, and other engineering data and test results, development and lab equipment requirements, processes, and know-how.

1.11           "Tessera Intellectual Property" means the Transferred Technology and all Program Technology having the primary function of ionic micro-cooling of integrated circuit devices or discrete electrical components, and any improvements or derivatives of the Program Technology developed during the term of the Development Program having the primary function of ionic micro-cooling of integrated circuit devices or discrete electrical components.

1.12           "Transferred Technology" means the Patent Rights listed on Exhibit A, and upon final payment of amounts due hereunder, the Additional Patent Rights, including any patents that issue from any applications listed on Exhibit B, and any foreign counterparts, reissues, renewals, divisionals, continuations, or continuations in part of the patents, or of patents that issue from the applications, listed on Exhibit B.

2.	ASSIGNMENT AND LICENSING

2.1           Assignment to Tessera. Kronos hereby assigns to Tessera all of Kronos's right, title and interest in and to the Patent Rights listed on Exhibit A pursuant to the completed assignment agreement in Exhibit C hereto. When Tessera makes the final quarterly payment pursuant to Section 3.1 below, Kronos shall assign to Tessera all of Kronos' right, title and interest in and to the Additional Patent Rights, as well as to any patents that issue from any applications listed on Exhibit B, and any foreign counterparts, reissues, renewals, divisionals, continuations, or continuations in part of the patents, or of patents that issue from the applications, listed on Exhibit B. If Tessera is unable for any reason, after reasonable effort, to secure Kronos' signature on any document needed in connection with the actions specified above, Kronos hereby irrevocably designates and appoints Tessera and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to accomplish the assignment to Tessera of all Transferred Technology with the same legal force and effect as if executed by Kronos.

2.2            License to Tessera. Subject to the terms and conditions of this Agreement, Kronos grants to Tessera and its Affiliates, and agrees to grant to Tessera and its Affiliates automatically upon creation of the applicable Patent Rights, an exclusive (even as to Kronos, except for purposes of research, development and demonstration), perpetual, irrevocable, worldwide license, with right to sublicense, under and to the Licensed Technology, provided however, that notwithstanding anything in this Agreement to the contrary, all license and rights granted to Tessera to and under the Additional Patent Rights shall expire at the earlier of (i) the assignment of the Additional Patent Rights under Section 2.1 or April 1, 2009, to make, have made, use, import, offer to sell, and sell products and services in the Field. For purposes of clarity, the foregoing license grant does not require Kronos to deliver to Tessera any particular element of Kronos' Technology and shall be deemed as a covenant by Kronos not to assert any claims of copyright infringement or trade secret misappropriation against Tessera for activities that Tessera undertakes in the Field. Actual disclosures of Technology by Kronos to Tessera will also be covered by this license grant, whether under this Agreement or under the Development Agreement between the parties of even date herewith.

2.3            Licenses to Kronos. Subject to the terms and conditions of this Agreement, Tessera hereby grants to Kronos and its Affiliates, and agrees to grant to Kronos and its Affiliates automatically upon creation of the applicable Intellectual Property, (a) a perpetual, irrevocable, exclusive (even as to Tessera, except for purposes of research, development and demonstration), worldwide license, with right to sublicense, under and to the Transferred Technology and any other Patent Rights that Kronos assigns to Tessera pursuant to this Agreement to make, have made, use, import, offer to sell and sell products and services outside the Field and (b) and a perpetual, royalty-free, exclusive (even as to Tessera, except for purposes of research, development and demonstration), worldwide license, with right to sublicense, under and to the Program Technology owned or controlled by Tessera to make, have made, use, import, offer to sell, and sell products and services limited to the field of electrostatic fluid accelerators outside the Field.

2.4            Ownership. As between the parties, Tessera shall be the owner of all right, title and interest in and to the Tessera Intellectual Property. If ownership by Tessera of an invention within the Tessera Intellectual Property would impact the patentability of such invention or validity or term of any patent or application claiming such invention, then such invention and all Patent Rights covering such invention shall be owned by Kronos, subject to assignment to Tessera upon request from Tessera at such time as such impact ceases to have effect. Such invention and any patent covering such invention that may issue, owned by Kronos, shall be subject to the exclusive license to Tessera set forth in Section 2.2 above, until such time thereafter as Kronos assigns such invention and patent to Tessera, which invention and any patent covering such invention shall then be subject to the license grant set forth in Section 2.3 above.

2.5            Reservation of Rights. No right, title or interest is granted by either party whether expressly or by implication to or under any of its Patent Rights or rights in Technology, other than those ownership rights and licenses expressly granted in this Agreement. In addition, and notwithstanding any other provision in this Agreement to the contrary, neither party grants the other any rights or licenses to use any of its trademarks. Each party reserves to itself all rights not expressly granted under this Agreement.

3.	PAYMENT TERMS

3.1           Payment. In consideration for the assignment of the Transferred Technology and the license of the Licensed Technology, Tessera agrees to pay Kronos Three Million, Five Hundred Thousand Dollars ($3,500,000) upon the Effective Date of this Agreement. In addition, Tessera agrees to make additional payments of Five Hundred Thousand Dollars ($500,000) per calendar quarter (each an "Installment Payment"), with the first Installment Payment due July 1, 2008, the second Installment Payment due October 1, 2008, the third Installment Payment due January 1, 2009, and the final Installment Payment due April 1, 2009. Tessera may, at its option, accelerate payments and pay all Installment Payments early. Upon any such early complete payment of all the Installment Payments, the Additional Patent Rights to be assigned pursuant to Section 2.1 above shall be immediately assigned upon receipt of all Two Million Dollars ($2,000,000) of the Installment Payments.

3.2           Taxes. Tessera may withhold from payments due under this Agreement taxes as are required to be withheld under applicable law. If any tax is withheld by Tessera, Tessera will provide Kronos with receipts or other evidence of such withholding and payment to the applicable tax authorities.

4.	PATENT ADMINISTRATION, PROSECUTION AND ENFORCEMENT

4.1           Patent Prosecution.

(a)           As between the parties, Tessera shall have the first right to prepare, file, prosecute and maintain, at its own expense and in consultation with Kronos, patent applications covering any of the Tessera Intellectual Property, regardless of inventorship, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. In the event that Tessera does not file, prosecute or maintain any patent or patent application regarding any Program Technology within the Tessera Intellectual Property, then Kronos shall have the right to assume such activities at its own expense but without affecting the ownership and license provisions set forth in this Agreement.

(b)           As between the parties, Kronos shall have the first right to prepare, file, prosecute and maintain, at its own expense any patent applications covering any of the Licensed Technology or any Program Technology owned or controlled by Kronos, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto, but in each instance in consultation with Tessera and subject in each instance to the prior written approval of Tessera as to any action relating to the Additional Patent Rights. In the event that Kronos does not file, prosecute or maintain any patent or patent application regarding any Additional Patent Rights, then Tessera shall have the right to assume such activities at its own expense but without affecting the ownership and license provisions set forth in this Agreement.

4.2           Cooperation. Subject to Section 4.1, Tessera and Kronos shall both use reasonable efforts to keep the other fully informed as to the status of patent matters with respect to the Program Technology, the Transferred Technology and the Licensed Technology, including by providing the other the opportunity to review and comment on complete copies of any documents a reasonable time in advance of applicable filing dates and prosecution deadlines, and upon request, providing to the other party copies of any substantive documents that a party receives from the United States Patent and Trademark Office and any foreign patent offices, promptly after receipt, including notice of all official actions, interferences, reissues, reexaminations, oppositions, or requests for patent term extensions. Tessera and Kronos shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request. Each party shall reasonably accommodate requests of the other party with respect to content, filing and prosecuting its own patent applications directed to Program Technology, Transferred Technology and Licensed Technology, and will equitably allocate marginal external costs, other than its principle outside patent counsel fees attributable to such accommodation. Each party agrees to assign a representative who will (a) facilitate communication between the parties regarding patents and patent applications with respect to Program Technology as well as with respect to the Transferred Technology and Licensed Technology, (b) discuss and provide input on patent strategy with respect to Program Technology, Transferred Technology and Licensed Technology, and (c) review applications and other substantive papers with respect to Program Technology, Transferred Technology and Licensed Technology prior to filing with the patent office. Subject to Section 2.1, Kronos hereby assigns and agrees to assign when created its interest in all Program Technology having the primary function of ionic micro-cooling of integrated circuit devices or discrete electrical components, and shall cooperate in effecting such assignment at no cost to Tessera (e.g., by providing declarations or other documentation that may be reasonably necessary to perfect such assignment).

4.3          Enforcement.

(a)          Notice. Each party shall promptly notify the other of its knowledge of any actual or potential commercially material infringement of the Program Technology, Transferred Technology or Licensed Technology by a Third Party.

(b)          Program Technology. Tessera shall have the initial right, but not the obligation, to take reasonable legal action to enforce Patent Rights and other intellectual property rights in and to the Program Technology, against commercially material infringements that involve the manufacture, use, sale, offer for sale or import of those inventions in the Field. If Tessera does not take action sufficient to halt such infringement within six {6) months following receipt of notice of such infringement, and Tessera grants consent in its sole discretion on a caseby-case basis, then Kronos shall have the right, but not the obligation, to take action to stop such infringement at its sole expense. Kronos shall have the initial right, but not the obligation, to take reasonable legal action to enforce Patent Rights and other intellectual Property rights relating to the Program Technology, against commercially material infringements that involve the manufacture, use, sale, offer for sale or import of those inventions relating to electrostatic fluid accelerators outside of the Field, provided that Kronos first obtains Tessera's prior written consent regarding enforcing any Patent Rights or other intellectual property rights owned by Tessera, such consent not to be unreasonably conditioned, delayed or withheld. If Kronos does not take action sufficient to halt such infringement within six (6) months following receipt of notice of such infringement, and Kronos grants consent in its sole discretion on a case-by-case basis, then Tessera shall have the right, but not the obligation, to take action to stop such infringement at its sole expense.

(c)           Licensed Technology and Transferred Technology. For so long as Tessera maintains an exclusive license to the Licensed Technology, Tessera shall have the initial right, but not the obligation, to take reasonable legal action to enforce Patent Rights relating to the Licensed Technology, against commercially material infringements that involve the manufacture, use, sale, offer for sale or import of those inventions in the Field. If Tessera does not take action sufficient to halt such infringement within six (6) months following receipt of notice of such infringement then Kronos shall have the right, but not the obligation, to take action to stop such infringement at its sole expense. Kronos shall have the initial right, but not the obligation, to take reasonable legal action to enforce Patent Rights relating to the Transferred Technology, against commercially material infringements that involve the manufacture, use, sale, offer for sale or import of those inventions outside of the Field, provided that Kronos first obtains Tessera's prior written consent regarding enforcing any Patent Rights or other intellectual property rights owned by Tessera, such consent not to be unreasonably conditioned, delayed or withheld. If Kronos does not take action sufficient to halt such infringement within six (6) months following receipt of notice of such infringement, then Tessera shall have the right, but not the obligation, to take action to stop such infringement at its sole expense.

(d)           Cooperation; Costs. Each party agrees to render such reasonable assistance in connection with enforcement activities described in this Section 4.3 as the enforcing party may request. The reasonable out of pocket costs of such assistance shall be paid by the party bringing such action. Costs of maintaining any such action shall be paid by and belong to the party bringing the action.

(e)           Recoveries. Unless otherwise agreed by the parties on a case-by-case basis, only the party bringing a claim pursuant to this Section 4.3 will be entitled to receive any damages or settlement recovered from any action under this Section 4.3.

(f)           Third Party Claims of Infringement. If the manufacture, use or sale of any Program Technology pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Kronos or Tessera, the party named as the defendant in that claim, suit or proceeding shall promptly notify the other party hereto in writing setting forth the facts of such claims in reasonable detail. Kronos, to the extent that such claim, suit or proceeding relates to electrostatic fluid accelerators outside of the Field, or Tessera, to the extent that such claim, suit or proceeding relates to the Field, shall have the exclusive right and obligation to defend and control the defense of any such claim, at its own expense; provided, however, neither the defendant nor the defending party shall enter into any settlement which admits or concedes that any aspect of the Program Technology is invalid or unenforceable or materially affects the rights of the other party, or does not unconditionally release the other party from liability, without the prior written consent of the other party. The defending party shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding. The other party shall, upon request, provide reasonable assistance and cooperation to the defending party and may elect to participate in the defense of the claim, suit or proceeding, at its own expense using counsel of its own choice.

5.	REPRESENTATIONSAND WARRANTIES

5.1           Mutual Representations and Warranties. Each party represents and warrants that:

(a)          It is a corporation duly organized and existing under the laws of the state of its incorporation, and is in good standing in such jurisdiction.

(b)          It has all requisite legal power and authority to execute, deliver and perform the Agreement.

(c)          The execution, delivery and performance of the Agreement by such party have been duly authorized by all necessary corporate action on the part of such party. The Agreement constitutes valid and binding obligations of such party, enforceable against such party in accordance with their terms. The execution and delivery of the Agreement and the performance of their terms by such party does not conflict with the terms of any material agreement to which such party is a party.

(d)          Such party has all rights to grant the licenses and rights to the other party pursuant to this Agreement.

5.2            Additional Representations and Warranties. Kronos further represents and warrants to Tessera that (i) the use of the Transferred Technology in the Field and the use of the Licensed Technology in the Field do not infringe or misappropriate the intellectual property rights of any third party; (ii) no third party is infringing or misappropriating the Transferred Technology or the Licensed Technology in the Field and no claims or lawsuits are pending or to Kronos' knowledge threatened with respect to the infringement or misappropriation of any Transferred Technology or Licensed Technology; and (iii) each of Kronos' employees and independent contractors that invented, made, conceived, reduced to practice or developed the Transferred Technology and the Licensed Technology executed an agreement with Kronos that assigns to Kronos the employee's or independent contractor's right, title and interest in and to the intellectual property rights in such Transferred Technology and Licensed Technology; and (iv) no current or former officer, director, stockholder, employee, consultant or independent contractor of Kronos has any right, claim or interest in or with respect to any Transferred Technology or Licensed Technology.

5.3            DISCLAIMER OF WARRANTIES. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS SECTION 5, EACH OF KRONOS AND TESSERA HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED TECHNOLOGY, THE LICENSED TECHNOLOGY AND THE TESSERA INTELLECTUAL PROPERTY, WHETHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.	INDEMNIFICATION

Kronos hereby agrees to indemnify, defend and hold Tessera and Tessera's Affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by Tessera or its affiliates as the result of any third party claims, demands, suits or actions arising out of any breach of Kronos' representations and warranties in Section 5.2 (hereafter "Indemnification"). Tessera agrees to give Kronos prompt written notice of any such claim, to give Kronos sole control over the defense or settlement of such claim so long as Kronos does not settle or compromise a claim in any manner that materially affects the rights granted to Tessera under this Agreement or that does not unconditionally release Tessera and its Affiliates from liability, and to give Kronos reasonable assistance in the defense or settlement of such claim upon Kronos' request and at Kronos' expense. Tessera may engage counsel at its own expense to participate in the settlement or defense of any such claim.

7.	LIMITATION OF LIABILITY.

EXCEPT FOR A BREACH OF A LICENSE GRANT OR A CONFIDENTIALITY OBLIGATION, AND EXCEPT TO SATISFY ANY INDEMNITY OBLIGATION, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE FOR ANY LOST PROFITS, OR FOR ANY SPECIAL, EXEMPLARY, CONSEQUENTIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF NOTIFIED OF THE LIKELIHOOD OF SUCH A CLAIM. EXCEPT FOR A BREACH OF A LICENSE GRANT OR A CONFIDENTIALITY OBLIGATION, AND EXCEPT TO SATISFY ANY INDEMNITY OBLIGATION, IN WHICH CASE EITHER PARTY'S CUMULATIVE LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED TWICE THE AMOUNTS PAID BY TESSERA UNDER THIS AGREEMENT TO KRONOS, IN NO EVENT SHALL EITHER PARTY'S CUMULATIVE LIABILITY TO THE OTHER UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY TESSERA UNDER THIS AGREEMENT TO KRONOS. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING LIMITATIONS OF LIABILITY ARE AN ESSENTIAL ELEMENT OF THIS AGREEMENT AND THAT IN THEIR ABSENCE THE TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

8.	CONFIDENTIALITY

8.1           Confidentiality. Except as otherwise expressly provided herein, the parties agree that the receiving party shall not, except as expressly provided in this Section 8, disclose to any third party, or use for any purpose except as set forth in Section 8.2 below, any Confidential Information furnished to it by the disclosing party pursuant to this Agreement, except in each case to the extent that it can be established by the receiving party by competent proof that such information:

(a)           was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)           became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving party in breach of this agreement;

(d)           was independently developed by the receiving party without use of, or reference to, the other party's confidential information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)           was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party authorized and entitled to disclose such information to others without restriction.

8.2           Permitted Use and Disclosures. Notwithstanding the restrictions of Section 8.1, each party hereto may (a) use Confidential Information disclosed to it by the other to the extent necessary for that party to perform its obligations under the Development Program and (b) use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in (i) exercising the rights and licenses granted hereunder, (ii) prosecuting or defending litigation, (iii) complying with applicable laws, governmental regulations or court orders or submitting information to tax or other governmental authorities (including the Securities and Exchange Commission), (iv) preparing, filing and prosecuting patent applications as specified in this Agreement, or (v) making a permitted sublicense or otherwise exercising license rights expressly granted pursuant to this Agreement; in each case, provided that if a party is required to make any such disclosure, other than pursuant to an arrangement to restrict disclosure and use, it will give reasonable advance notice to the other party of such disclosure requirement, and in each case it will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate with respect to patent applications, and use reasonable efforts to permit the other party an opportunity maintain confidentiality of its affected Confidential Information. It is understood that either party may also disclose the Confidential Information of the other party upon receipt of the written consent to such disclosure by a duly authorized representative of the other party.

8.3           Nondisclosure of Terms. Each of the parties hereto agrees not to disclose the terms of this Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party's attorneys, accountants, advisors, investors and financing sources and their advisors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, to the extent required by law, in connection with the enforcement of this Agreement or rights under this Agreement or in connection with a merger, acquisition, financing transaction or proposed merger, acquisition or financing transaction, or the like.

8.4           Publication of Results. Any manuscript or other public disclosure by Tessera or Kronos describing the scientific results of the Development Program to be published within the term of the Development Program, or within one (1) year after the end of the Development Program, shall be provided to the other party for review at least ninety (90) days prior to its submission. Further, to avoid the loss of patent rights as a result of premature public disclosure of patentable information, the reviewing party may, within thirty (30) days of receiving such a proposed disclosure, notify the disclosing party in writing that, subject to Section 4, the reviewing party desires to file a patent application on any invention disclosed in such scientific results, in which case the disclosing party shall withhold publication or disclosure of such scientific results until the earlier of (a) the time the patent application is filed thereon, (b) the time the parties both determine, after consultation, that no patentable invention exists, or (c) ninety (90) days after the disclosing party received notice of the reviewing party's desire to file such patent application. Further, if such scientific results contain Confidential Information of the receiving party that is subject to the use and nondisclosure restrictions under this Section 8, the disclosing party agrees to remove such Confidential Information from the proposed publication or disclosure or obtain the disclosing party's prior consent for such disclosure.

9.	NON-COMPETITION.

9.1           Tessera. During the term of this Agreement, Tessera agrees not to engage in any activity in the field of electrostatic fluid accelerators other than in the Field, including the license of any intellectual property rights for use in the field of electrostatic fluid accelerators outside the Field other than in collaboration with Kronos.

9.2           Kronos. During the term of this Agreement, Kronos agrees not to engage in any activity in the Field, other than cooperating with Tessera in the Development Program and any mutually agreed commercialization efforts related to the Program Technology, without Tessera's prior written consent on a case-by-case basis.

10.	TERM

10.1           Term. The term of this Agreement will commence on the Effective Date and will continue in force until December 31, 2014, unless terminated earlier.

10.2           Termination. This Agreement may be terminated by mutual written consent, or may be terminated for cause upon thirty (30) days prior written notice, identifying the material breach giving rise to the right to terminate for cause. A termination for cause will be effective at the end of such thirty (30) day notice period if the identified material breach has not been cured. Notwithstanding any of the foregoing, an election not to pay an Installment Payment or a failure to make an Installment Payment shall not be deemed a material breach of this Agreement.

10.3           Repurchase Right for Failure to Commercialize. If Tessera does not use commercially reasonable efforts to license or use the rights acquired and licensed from Kronos under this Agreement during the term of this Agreement, then Kronos shall have the option to terminate this Agreement and repurchase the Transferred Technology from Tessera for a fee of Five Million Dollars ($5,000,000). Upon a purchase of the Transferred Technology by Kronos from Tessera, Kronos agrees to grant Tessera a perpetual, irrevocable, non-exclusive, nontransferable, worldwide right and license, without right of sublicense, to use, make, have made, import, offer to sell and sell products and services covered by the applicable Patent Rights in the Transferred Technology and the Licensed Technology.

10.4           Licenses upon Expiration or Termination. If this Agreement expires or terminates, the assignment under Section 2.1 and the licenses granted under Section 2, and if applicable Section 10.2, will survive subject to compliance with any applicable payment or other obligations. If the Agreement is terminated pursuant to Section 10.2 or otherwise is terminated by Kronos for cause, then the sublicense right under Section 2.2 shall terminate, though any such termination will not affect sublicenses already granted by Tessera.

10.5          Accrued Rights and Obligations; Survival. Expiration or termination of this Agreement will not affect any accrued rights or obligations. The provisions of Sections 1, 2, 4, 5, 6, 7, 8, 10.4, 10.5 and 11 will survive expiration or termination of this Agreement for any reason.

11.	MISCELLANEOUS

11.1         Rights in Bankruptcy. All rights and licenses granted to either party under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The parties agree that each party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections as a licensee of intellectual property under the Bankruptcy Code.

11.2         Governing Law. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its conflict of law principles.

11.3        Assignment. Neither party shall assign this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably conditioned, delayed or withheld; provided, however, that either party may assign this Agreement without such consent, to a parent, subsidiary, or Affiliate. Any purported assignment without such consent shall be void and of no effect. Subject to the foregoing sentence, this Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

11.4         Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party that drafted such terms and provisions.

11.5         Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

11.6         Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain except to the extent that such amendment can not preserve the essential purpose of this Agreement.

11.7         Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.8       Compliance with Laws. In exercising their rights under the license granted hereunder, each party shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights and the performance of obligations by either party under this Agreement.

11.9      Export Control Regulations. The rights and obligations of the parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of Technology abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing.

11.10    Notices. All notices, requests and other communications hereunder shall be in writing and shall be hand delivered, or sent by express delivery service with confirmation of receipt, or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail), in each case to the respective address or facsimile number indicated below. Any such notice shall be deemed to have been given when received. Either party may change its address or facsimile number by giving the other party written notice, delivered in accordance with this Section. Not withstanding the foregoing, communications under Section 4 may be conducted by electronic mail.

For Kronos:
Daniel Dwight, President & CEO
464 Common Street, Suite 301
Belmont MA 98052
Fax: 617.364.5085
Email: ddwight@kronosati.com
Phone: 617.364.5087

With copy to:
Rey Pascual
Paul, Hastings, Janofsky & Walker
600 Peachtree Street, N.E., Suite 2400
Atlanta GA 30308
Fax: 404.685.5227
Email: reypacual@paulhastings.com
Phone: 404.815.2227

For Tessera:
John Price, Corporate Controller
3099 Orchard Drive
San Jose, CA 95134
Fax: (408) 952-4369
Email: jprice essera.com
Phone: (408) 952-4307

11.11   Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, act of terrorism, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

11.12   Headings; Construction. The headings to the clauses, sub-clause and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms "this Agreement," "hereof," "hereunder" and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. As used in this Agreement, the words "include" and "including," and variations thereof, will be deemed to be followed by the words "without limitation" and "discretion" means sole discretion.

11.13   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

11.14  Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof (including confidentiality agreements), either written or oral, express or implied, shall be abrogated and canceled. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Tessera and Kronos.

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

KRONOS	TESSERA

By: /s/ Daniel Dwight	By: /s/ Charles A. Webster

Title: President & CEO	Title: Chief Financial Officer

Date: 3-31-08	Date: 3-31-08

EXHIBIT A

TRANSFERRED TECHNOLOGY

U.S. Patent Applications and Patents

Serial No.	Filing Date	Patent/Publication No.	Issue Date/ Publication Date
10/352,193	Jan 28, 2003	6,919,698	Jul 19, 2005
11/046,711	Feb 1, 2005	US 2005-0151490 Al	Jul 14, 2005
10/724,707	Dec 2, 2003	7,157,704	Jan 2, 2007
11 /347,565	Feb 6, 2006	US 2006-0226787 Al	Oct 12, 2006

Foreign Patent Applications and Patents

Country/Region	Application Serial No.	Filing Date	Patent/ Publication No.	Publication Date
Australia	AU20040296485	Nov 29, 2004	AU2004296485	Jun 23, 2005
Canada	CA20042547951	Nov 29, 2004	CA2547951	Jun 23, 2005
China	CN20048041207	Nov 29, 2004	CN1918685	Feb 21, 2007
EPO	EP20040816999	Nov 29, 2004	EP1695368	Aug 30, 2006
Japan	JP20060542637T	Nov 29, 2004	JP2007513484T	May 24, 2007
Mexico	MX2006PA06296	Jun 2, 2006	MXPA06006296	Aug 23,2006

EXHIBIT B

LICENSED TECHNOLOGY

U.S. Patent Applications and Patents

Serial No.	Filing Date	Patent/Publication No.	Issue Date/Publication Date
09/419,720	Oct 14, 1999	6,504,308	Jan 7, 2003
90/007,276	Oct 29, 2004
10/295,869	Nov 18, 2002	6,888,314	May 3, 2005
11/119,748	May 3, 2005	US 2005-0200289 A1	Sep 15, 2005

Foreign Patent Applications and Patents

Country/Region	Application Serial No.	Filing Date	Patent/Publication No.	Publication Date
Australia	AU20010010847D	Oct 13, 2000	AU1084701	Apr 23, 2001
Australia	AU20010010847	Oct 13, 2000	AU773626B	May 27, 2004
Australia	AU20040205310	Aug 27, 2004	2004205310	Sep 23, 2004
Canada	CA20002355659	Oct 13, 2000	CA2355659	Apr 19, 2001
EPO	EP20000972147	Oct 13, 2000	EP1153407	Nov 14, 2001
Hong Kong	02103656.7	Oct 13, 2000
Japan	JP20010530889T	Oct 13, 2000	JP2003511640T	Mar 25, 2003
Mexico	MX2001PA06037	Jun 14, 2001	MXPA01006037	Apr 11, 2005

EXHIBIT C

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT ("Assignment Agreement") is made and entered into as of March 28, 2008 (the "Effective Date"), by and between KRONOS ADVANCED TECHNOLOGIES, INC., a Nevada corporation having a principal address at 464 Common Street, Suite 301, Belmont, MA 98052 ("Kronos") and TESSERA TECHNOLOGIES, INC., a Delaware corporation having an address at 3099 Orchard Drive, San Jose, CA 95134 ("Tessera").

Whereas, the Parties are entering into that certain Intellectual Property Transfer and License Agreement, dated March 28, 2008 between Kronos and Tessera (the "IP Transfer Agreement");

Whereas, under the IP Transfer Agreement, among other things, Kronos has agreed to assign its rights in and to the Transferred Technology (as such term is defined in the IP Transfer Agreement) to Tessera;

Whereas, Kronos assigns, and Tessera accepts the assignment of the Transferred Technology, all of under the terms and conditions set forth below;

Now, Therefore, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

1.           Assignment. Kronos hereby assigns and conveys to Tessera Kronos's (and its Affiliates’) entire right, title and interest in and to the Patent Rights listed in Exhibit A, together with all powers, privileges, and benefits. Such assignment is effective as of the Effective Date. Tessera hereby accepts such assignment.

2.           No additional consideration. Beyond the consideration set forth in the IP Transfer Agreement, Tessera shall not currently or in the future owe any further consideration to Kronos for or in respect of Tessera's exercise of the rights assigned to Tessera hereunder.

3.            Further Documentation to Perfect and Record. Kronos shall execute and deliver to Tessera or its representatives all other documents and instruments, to be prepared by Tessera, as are necessary for Tessera to perfect or record any of the rights that are granted to it under this Agreement, promptly after requested by Tessera, but only if such documents and instruments are necessary due to Kronos having previously been the assignee of record for the Transferred Technology. Kronos shall cause employees, ex-employees and consultants who are named inventors on any Transferred Technology to do the same, except to the extent they are at the time employed by Tessera, in which case Tessera is better placed to obtain cooperation of these people directly.

In Witness Whereof, the parties have executed this Agreement by their respective authorized representatives as of the date first set forth above.

Kronos	Tessera

By: /s/ Daniel Dwight	By: Charles A. Webster

Title: President & CEO	Title: Chief Financial Officer

Date: 3-31-08	Date: March 28, 2008